Exhibit 99.1 Royal Oak Mines Inc. press release, dated August 6, 1997

[Royal Oak Mines Inc. Press Release Letterhead]


                    FOR IMMEDIATE RELEASE FROM KIRKLAND

                              August 6, 1997
-----------------------------------------------------------------------------




     Royal Oak Announces Second Quarter Results and Closure of Colomac Mine

Royal Oak Mines Inc. (TSE and AMEX: RYO) announced today the unaudited financial results for the three month and six month periods ended June 30, 1997. All figures are in thousands of Canadian dollars unless otherwise stated.

                                    Second Quarter Highlights

Financial Position
                        June 30, 1997       December 31, 1996   June 30, 1996
Cash                           72,254                 197,766          14,797
Total assets                  763,876                 821,630         580,118
Net debt (1)                  173,576                  46,876         (12,806)
Shareholders' equity          391,340                 451,366         459,959

(1)     Net debt = Notes payable + current and non-current capital leases - cash

 -  Gold production of 104,845 ounces, up 23% from the first quarter
 -  Cash costs of  US$351 per ounce, down 6% from the first quarter
 - Cash flow before changes in other operating items of $2.1 million in second quarter
 -  Realized gold price of  US$406 per ounce in second quarter
 -  Kemess on track for start-up in April of 1998
 -  Hope Brook Mine shut-down scheduled for early August of 1997
 -  Colomac Mine shut-down scheduled for October of 1997
 -  Completed Namosi deal in Fiji, adding 4.3 million ounces of gold and
      9.2 million pounds of copper to the Company's resources

                                  Operating Results

                                      Three months ended         Six months ended
                                                 June 30                  June 30

                                           1997     1996          1997       1996
                                        -------   ------       -------    -------
Gold production (ounces)                104,845   91,447       189,925    179,643
Revenue                                  58,979   54,797       106,463    105,846
Cash flow before changes in
     other operating items                2,105   11,188         1,617     17,670
Cash flow before changes in
     other operating items
     per share (C$)                        0.02     0.08          0.01       0.13
Net income (loss)                       (52,089)   3,749       (60,202)     5,105
Net income (loss) per share (C$)          (0.38)    0.03         (0.43)      0.04

Cash cost of production (US$/oz)            351      315           358        331
Average spot gold price (US$/oz)            343      390           347        395
Average realized gold price (US$/oz)        406      439           405        431

Weighted average common shares
     outstanding (millions)             138.884  138.196       138.864    135.006
Period-end common shares
     outstanding (millions)             138.910  138.218       138.910    138.218

Gold production in both the second quarter and first half of this year was positively impacted by an 18% and 6% increase in ore milled, respectively, compared to the same periods in 1996. In addition, a 1% and 4% improvement in
mill head grades contributed to improved operations in the two periods.   Gold
production of 104,845 ounces in the second quarter of 1997 was 13,398 ounces, or 15% higher than the 91,447 ounces produced in the same period a year earlier, and 23% higher than in the first quarter of this year. In the first six months of this year, gold production was 189,925 ounces, an increase of 10,282 ounces, or 6% higher than in the same period in 1996.

Revenue in the second quarter of this year was $59.0 million compared to $54.8 million in the same period of 1996, an increase of 8%. In the six month period ended June 30, 1997, revenue of $106.5 million was 1% higher than revenue of $105.8 million in the first half of 1996. The increase in revenue in the two periods this year was mainly attributable to improved operations and the increase in gold production.

The Company's average cash cost of production in the second quarter this year was US$351 per ounce, an increase of 11% from the US$315 per ounce in the same period last year. Improved operating performance in the second quarter this year resulted in a 6% decrease in cash costs from US$372 per ounce in the first quarter. The Company expects a further reduction in cash costs in the third and fourth quarters of this year following closure of the Hope Brook and Colomac mines, and as a result of cost saving measures implemented at the
other mines.   In the six month period this year, cash costs of  US$358 per ounce were 8% higher than the US$331 per ounce recorded in the year-ago period when costs were favourably impacted by temporary suspension of certain operations at the Hope Brook and Pamour mines.

Cash flow before changes in other operating items in the second quarter this year was $2.1 million compared to $11.2 million in the same period of 1996. Net cash used in operating activities was $5.6 million, or 4 cents per share, in the second quarter this year. This compared to cash provided by operating activities of $19.3 million, or 14 cents per share in the same period in 1996. In the six month period this year, cash flow before changes in other operating items was $1.6 million compared to $17.7 million in the year-ago period. Net cash used in operating activities was $71.9 million, or 52 cents per share, compared to cash provided by operating activities of $15.6 million, or 12 cents per share, in the same period of 1996. The primary use of cash was investment in working capital for inventory items at the Colomac Mine, and an increase in accounts receivable on the Kemess project prior to receiving funds from the provincial government of British Columbia which have now been paid.

                Colomac Mine to Close in October

Based on current gold prices, high cash costs and diminishing ore reserves, the Company plans to close the Colomac Mine in October when milling of stockpiled ore is expected to be complete.

In the second quarter, a $39.7 million write-down was recorded, reducing the value of the Colomac assets to their estimated realizable value. This contributed to a net loss of $52.1 million, or 38 cents per share in the second quarter, and a net loss of $60.2 million, or 43 cents per share in the six-month period this year. In the same periods of 1996, net income was $3.7 million, or 3 cents per share, and $5.1 million, or 4 cents per share, respectively. Interest payable on the Company's U.S.-denominated Senior Subordinated Notes, which were issued in the third quarter of 1996, and the foreign exchange translation effect on these Notes because of the weaker Canadian dollar in the first quarter of this year, contributed to the loss in the three-month and six-month periods ended June 30 this year.

    Company Sets Strategy to Conserve Cash During Period of Weak Gold Prices

On May 15, 1997 the Company announced that it would continue to review its high cash cost operations with a view to suspending or discontinuing production from these operations in light of the current weak gold price. The Company has set a criterion that its mines should produce positive cash flow at a gold price of US$330 per ounce. As a result, the Company plans to permanently close its Hope Brook and Colomac mines. The result of closing the Hope Brook and Colomac mines is expected to result in reduced cash costs at the corporate level from the Timmins and Yellowknife operations to the US$300 to US$310 per ounce range.

Royal Oak plans to produce a total of approximately 135,000 ounces of gold in the third and fourth quarters of this year at an estimated cash cost of US$312 per ounce, which is below the current spot price of gold. This is expected to result in estimated production of 325,000 ounces of gold for 1997 at an estimated cash cost of approximately US$338 per ounce. The Company has taken the necessary measures to reduce its cash costs of production at all divisions to below the current spot gold price. Royal Oak has sold forward in spot deferred contracts approximately 312,000 ounces of gold this year at a price of US$395 per ounces. Through other gold hedging activities, the Company expects to receive an average realized price this year in excess of US$400 per ounce. In 1998, the Company expects to produce approximately 343,000 ounces of gold at an estimated cash cost of US$240 per ounce from its Kemess, Timmins and Yellowknife operations.

In 1996, the Company embarked on an aggressive capital spending program as part of its long-term growth strategy. Because of the need to conserve cash under current gold market conditions, expenditures over the next two years on certain projects, notably Matachewan and the Pamour expansion, have been reduced and the construction schedule has been delayed.

              Kemess on Track for Start-Up in Nine Months Time

Construction at the Kemess gold-copper mine, the Company's core asset, is proceeding on schedule and is approximately 55% complete. Over $350 million of the approximate $425 million capital cost has been committed in purchase orders for capital equipment and construction contracts. The Kemess project is fully funded from cash and securities in treasury of approximately C$109 million (at July 31, 1997); compensation, investment and economic assistance from the B.C. government totalling up to C$166 million; and from cash expected to be provided from current operations in the next three quarters, as well as from approximately $90 million in permitted debt capacity and equipment leasing packages. To date, the B.C. government has reimbursed Royal Oak approximately C$79 million and is up to date in its payments. The Company plans to commence production at Kemess in nine months time, in April of 1998. The estimated average life-of-mine production rate is 250,000 ounces of gold and 60 million pounds of copper per year. Average life-of-mine cash costs are estimated at US$205 per ounce of gold and $0.52 per pound of copper.

Higher copper prices have partially offset lower gold prices such that cash flow from the Kemess Mine is not expected to be materially affected. At a gold price of US$350 per ounce and a copper price of US$1.00 per pound, average annual cash flow from Kemess is expected to be approximately C$90 million. Average annual cash flow is expected to increase by approximately C$9 million for a US$25 per ounce increase in the gold price, and to increase by approximately C$9 million for a US$0.10 per pound increase in the copper price.

                             Outlook

Margaret K. Witte, President and CEO of Royal Oak, commenting on the outlook for the Company, said, "Despite the current low gold price and the impact this is having on many gold companies, we are extremely encouraged by the outlook for Royal Oak. We are currently conserving cash on other development projects to ensure that our capital development program at Kemess is fully funded. Our large Kemess project is on track for start-up in April of next year. Low-cost production and long reserve life at Kemess is the key to our future growth and improved profitability and to maximizing shareholder value. We are excited about the opportunities that we will be able to pursue based on the cash flow that Kemess will generate."



For further information contact:     or in Europe contact:

Mr. J. Graham Eacott                 Mr. David Williamson
Vice President, Investor Relations   David Williamson Associates Limited
Royal Oak Mines                      International Investor Relations
5501 Lakeview Drive                  8 Old Broad Street, 2nd Floor
Kirkland, WA 98033-7314              London, England  EC2M 1QP

Telephone:   (425) 822-8992          Telephone:     011-44-171-628-3989
Facsimile:   (425) 822-3552          Facsimile:     011-44-171-920-0563


                                ROYAL OAK MINES
                          Consolidated Balance Sheets
                           (unaudited - Cdn$ 000's)
                                                    June 30     December 31
                                                       1997            1996
                                                                  (audited)
                                                 ==========     ===========
ASSETS
Current Assets
     Cash and cash equivalents                     $ 72,254        $197,766
     Marketable securities                              590             590
     Receivables                                     66,344          17,492
     Inventories                                     51,485          61,844
     Prepaid expenses                                 8,362           7,729
                                                   --------        --------
          Total Current Assets                      199,035         285,421
Property, Plant and Equipment, net                  493,558         482,733
Long-Term Investments                                61,414          44,255
Deferred Charges and Other Assets                     9,869           9,221
                                                   --------        --------
TOTAL ASSETS                                       $763,876        $821,630
                                                   ========        ========

LIABILITIES
Current Liabilities
     Accounts payable                              $ 25,263        $ 21,094
     Accrued payroll costs                            3,102           3,514
     Accrued reclamation costs                        2,010              --
     Deferred revenue and capital leases              8,893          13,508
     Income and other taxes payable                   4,816           3,894
     Senior subordinated notes interest payable       9,831          10,180
     Other current liabilities                       16,376          20,383
                                                   --------        --------
          Total Current Liabilities                  70,291          72,573
Deferred Revenue and Other Liabilities               38,597          35,205
Deferred Reclamation Costs                           20,988          17,622
Senior Subordinated Notes                           241,728         239,680
Deferred Income Taxes                                   843           5,064
Minority Interest in Subsidiary Companies                89             120
                                                   --------        --------
TOTAL LIABILITIES                                   372,536         370,264
                                                   --------        --------
SHAREHOLDERS' EQUITY
Capital Stock
     Common stock
          Authorized - unlimited
           Outstanding - 138,910,263
              (Dec. 31, 1996 - 138,845,263)         378,989         378,813
Retained Earnings                                    12,351          72,553
                                                   --------        --------
TOTAL SHAREHOLDERS' EQUITY                          391,340         451,366
                                                   --------        --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY         $763,876        $821,630
                                                   ========        ========


                                            ROYAL OAK MINES
                                  Consolidated Statements of Income
                           (unaudited - Cdn$ 000's except per share amounts)


                                                  Three months ended           Six months ended
                                                             June 30                    June 30
                                               ---------------------      ---------------------
                                                   1997         1996          1997         1996
                                               ========     ========      ========     ========
REVENUE                                        $ 58,979     $ 54,797      $106,463     $105,846
                                               --------     --------       -------     --------

EXPENSES
     Operating                                   51,006       39,310        94,058       81,339
     Royalties and marketing                        447          846           871        1,408
     Administrative and corporate                 3,544        2,694         6,196        4,843
     Depreciation and amortization                6,158        5,954        11,950       11,030
     Reclamation                                  1,246          177         2,376          336
     Exploration and other                        1,319        1,449         2,666        2,409
     Provision for loss on currency
       and commodity contracts                    7,357         (209)        9,875         (976)
                                               --------     --------      --------     --------
          Total operating expenses               71,077       50,221       127,992      100,389
                                               --------     --------      --------     --------
OPERATING INCOME (LOSS)                         (12,098)       4,576       (21,529)       5,457

OTHER INCOME (EXPENSE)
     Interest and other income, net                 547        1,121         2,499        2,503
     Interest expense                               (69)         (64)         (187)        (103)
     Senior subordinated notes interest          (6,503)          --       (12,847)          --
     Senior subordinated notes interest
       capitalized                                5,544           --         9,964           --
     Foreign currency translation
       on senior subordinated notes                 490           --        (2,048)          --
     Write-down of mine assets                  (39,700)          --       (39,700)          --
                                               --------     --------      --------     --------
NET INCOME (LOSS) BEFORE UNDERNOTED             (51,789)       5,633       (63,848)       7,857

     Income and mining taxes - current             (313)        (368)         (639)        (723)
     Income and mining taxes - deferred              --       (1,466)        4,221       (2,006)
     Minority interest                               (5)           3            31           30
     Equity in income of associated companies        18          (53)           33          (53)
                                               --------     --------      --------     --------
NET INCOME (LOSS)                               (52,089)       3,749       (60,202)       5,105
RETAINED EARNINGS - BEGINNING OF PERIOD          64,440       79,894        72,553       78,538
                                               --------     --------      --------     --------
RETAINED EARNINGS - END OF PERIOD              $ 12,351     $ 83,643      $ 12,351     $ 83,643
                                               ========     ========      ========     ========
EARNINGS (LOSS) PER SHARE                      $  (0.38)    $   0.03      $  (0.43)    $   0.04
                                               ========     ========      ========     ========
Weighted average number of
     common shares outstanding (000's)          138,884      138,196       138,864      135,006
                                               ========     ========      ========     ========

                                       ROYAL OAK MINES
                           Consolidated Statements of Cash Flow
                                   (unaudited - Cdn$ 000's)
                                                           Three months ended      Six months ended
                                                                      June 30               June 30
                                                          -------------------   -------------------
                                                              1997       1996       1997       1996
                                                          ========   ========   ========   ========
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES
     Consolidated net income (loss) for the period       $ (52,089)  $  3,749  $ (60,202)  $  5,105
     Items not affecting cash:
          Depreciation and amortization                      6,158      5,954     11,950     11,030
          Reclamation                                        1,246        177      2,376        336
	  Deferred income tax                                          --      1,466     (4,221)     2,006
          Provision for loss on currency and commodity
            contracts                                        7,357       (209)     9,875       (976)
          Foreign currency translation on senior
            subordinated notes                                (490)        --      2,048         --
          Deferred charges and other                           223         51         91        169
          Write-down of mine assets                         39,700         --     39,700         --
                                                          --------   --------   --------    -------
     CASH FLOW                                               2,105     11,188      1,617     17,670
Net change in other operating items                         (7,713)     8,113    (73,476)    (2,035)
                                                          --------   --------   --------   --------
Net cash provided by (used in) operating activities         (5,608)    19,301    (71,859)    15,635
                                                          --------   --------   --------   --------
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES
     Issue of common shares                                     65        359        177    114,359
     Capital lease payable                                    (249)     1,019       (527)       939
     Deferred credits and other                                (18)       (25)       (18)     1,485
                                                          --------    -------   --------   --------
Net cash provided by (used in) financing activities           (202)     1,353       (368)   116,783
                                                          --------    -------   --------   --------
CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES
     Investment in Kemess capital assets through
       purchase of companies                                    --        --         --    (201,976)
     (Increase)decrease in long-term investments           (17,846)       --    (17,846)     26,882
     Investment in capital assets through purchase of
       Consolidated Professor Mines Limited                     --    (2,592)        --     (15,844)
     Investment in other capital assets, net               (15,426)  (12,788)   (30,736)    (32,216)
     Investment in exploration and non-producing
       properties, net                                      (2,377)   (3,626)    (4,068)     (5,692)
     Change in other assets                                    (48)   (3,027)      (635)     (6,270)
                                                          --------  --------   --------    --------
Net cash used in investing activities                      (35,697)  (22,033)   (53,285)   (235,116)
                                                          --------  --------   --------    --------
INCREASE (DECREASE) IN CASH AND MARKETABLE
     SECURITIES DURING PERIOD                              (41,507)   (1,379)  (125,512)   (102,698)
CASH AND MARKETABLE SECURITIES AT BEGINNING OF PERIOD      114,351    41,062    198,356     142,381
                                                          --------  --------   --------    --------
CASH AND MARKETABLE SECURITIES AT END OF PERIOD           $ 72,844  $ 39,683   $ 72,844    $ 39,683
                                                          ========  ========   ========    ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
     Cash paid during the period for:
          Interest                                        $     69   $     47   $ 13,386   $     86
          Income taxes                                    $     25   $    175   $     65   $    530

Cash consists of cash and short-term investments.


